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                                                                   Exhibit 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 1997 Non-Employee Director Stock Option Plan of Solomon Software, Inc., Solomon software (TLB, Inc.) Stock Option Plan, 1991 Employee Stock Option Plan of Smith,, Dennis & Gaylord, Second TLB, Inc. Key Employees Stock Option Plan, and Free Standing Options of our report dated May 5, 2000, with respect to the consolidated financial statements of Solomon Software, Inc. included in the Registration Statement (Form S-4 No. 333-37188) and related Proxy Statement/Prospectus of Great Plains Software, Inc. dated May 31, 2000.




                                       /s/ ERNST & YOUNG LLP

June 30, 2000
Toledo, Ohio